Exhibit (d)(1)(a)

FORM OF

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This amendment to the Investment Advisory Agreement (this “Agreement”), dated as of April 15, 2015, by and between IndexIQ ETF Trust, a Delaware trust (the “Trust”), and IndexIQ Advisors LLC, a Delaware limited liability company (the “Advisor”) is entered into pursuant to Section 8 of the Agreement and is effective as of February 28, 2022.

WHEREAS, the Advisor and the Trust desire to amend the Agreement in order to reflect the appointment of the Advisor with respect to additional exchange-traded funds (the “Funds”) issued by the Trust;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and effective as of the date referenced above, Appendix A of the Agreement is hereby amended and restated in the form of Appendix A attached hereto.

This Amendment, the Agreement, and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

In witness hereof, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

INDEXIQ ETF TRUST	INDEXIQ ADVISORS LLC

By:	By:
Name: Kirk C. Lehneis	Name: Jonathan Zimmerman
Title: President	Title: Chief Commercial Officer

Appendix A

to

INVESTMENT ADVISORY AGREEMENT

Fund	Management Fee
IQ Hedge Multi-Strategy Tracker ETF	0.75%
IQ Hedge Macro Tracker ETF	0.75%
IQ Hedge Market Neutral Tracker ETF	0.75%
IQ Global Resources ETF	0.30%
IQ Merger Arbitrage ETF	0.75%
IQ Real Return ETF	0.29%
IQ U.S. Real Estate Small Cap ETF	0.69%
IQ Hedge Long/Short Tracker ETF	0.75%
IQ Hedge Event-Driven Tracker ETF	0.75%
IQ 50 Percent Hedged FTSE International ETF	0.35%
IQ S&P High Yield Low Volatility Bond ETF	0.40%
IQ Chaikin U.S. Dividend Achievers ETF	0.35%
IQ Chaikin U.S. Small Cap ETF	0.35%
IQ Chaikin U.S. Large Cap ETF	0.25%
IQ S&P U.S. Preferred Stock Low Volatility High Dividend ETF	0.35%
IQ 500 International ETF	0.25%
IQ 500 ETF	0.20%
IQ Candriam ESG U.S. Equity ETF	0.09%
IQ Candriam ESG International Equity ETF	0.15%
IQ Healthy Hearts ETF	0.45%
IQ Engender Equality ETF	0.45%
IQ Cleaner Transport ETF	0.45%
IQ Clean Oceans ETF	0.45%
IQ U.S. Large Cap R&D Leaders ETF	0.14%
IQ U.S. Mid Cap R&D Leaders ETF	0.16%
IQ Global Equity R&D Leaders ETF	0.18%

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